UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                October 16, 2006
                        (Date of earliest event reported)


                         PETROSEARCH ENERGY CORPORATION
                         ------------------------------
        (Exact name of small Business Issuer as specified in its charter)


                 NEVADA                                20-2033200
                 ------                                ----------
    (State or other jurisdiction of        (IRS Employer Identification No.)
    incorporation or organization)
                                                          1311
                                                          ----
                                              (Primary Standard Industrial
                                                  Classification Code)
        675 BERING DRIVE, SUITE 200
              HOUSTON, TEXAS                             77057
              --------------                             -----
(Address of principle executive offices)               (Zip Code)


                                 (713) 961-9337
                                 --------------
                 Issuer's telephone number, including area code

ITEM 1.01     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

     On October 16, 2006, we entered into a Letter Agreement to amend our existing revolving credit facility (the "Credit Facility") with Fortuna Energy, LP ("Fortuna"). The significant terms of the amended Credit Facility are described below.

     The principal available under the revolving borrowing base remains $10,000,000, with a current outstanding balance of $5,380,000. Under the terms of the transaction, Fortuna advanced us $780,000 for the purpose of paying amounts due for the Barnett Shale Project. As part of the financing, we provided Fortuna additional collateral.

     In addition, we agreed to issue to Fortuna 475,000 five year warrants with a strike price of $0.92 per share (the "Warrants"). The Warrants will contain a "put" provision which will allow Fortuna to "put" the warrants to the Company at a price of $0.65 per share for two (2) years, which "put" period shall commence 180 days after the issuance of the Letter Agreement. The Warrants have piggyback registration rights. Additionally, as part of the transaction, we agreed to issue 100,000 new warrants, which expire five (5) years from the date of issue, at a price of $0.92 per share (the "Replacement Warrants") to replace 100,000 warrants previously issued to Fortuna at a price of $2.00 per share, which were previously set to expire on November 1, 2007. The Replacement Warrants also have piggyback registration rights.



     The parties intend to finalize the definitive agreements associated with this transaction on or before November 15, 2006, unless an extension is agreed to in writing by the parties.


                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          PETROSEARCH ENERGY CORPORATION
Date:  October 24, 2006
                                      By: /s/ Richard D. Dole
                                         ---------------------------------------
                                          Richard D. Dole
                                          Chief Executive Officer and President